ESPOSITO PARTNERS

275 Madison Avenue
14th Floor
New York, NY 10016
(212) 537-3896
(888) 533-9995

January 15, 2018

VIA ELECTRONIC MAIL

Alexander Bafer
Chief Executive Officer
Recall Studios, Inc. (FL)
d/b/a Brick Top Productions
abafer@recallstudios.com

Re: Continued Retention of Esposito Partners

Dear Alex:

This letter will memorialize our agreement concerning Esposito Partners' ("EP") continued engagement with Recall Studios, Inc. (FL) *d/b/a* Brick Top Productions *f/k/a* Carolco Pictures, Inc. (BTOP). As we discussed, for personal reasons, you would like to resign and BTOP requires an Interim Chief Executive Officer to continue BTOP's operations and find a suitable replacement for you.

As you are aware, pursuant to the amended engagement agreement between BTOP and EP, dated June 29, 2016, I agreed to act as Chief Legal Officer, member of the Board of Directors and Secretary of the Board.

As you are also aware, ordinarily, for non-financial services industry clients, when EP agrees to charge an hourly rate it is $1,125 per hour. Nevertheless, we previously agreed to a nominal compensation package of $60,000 ($5,000 per month) for the performance of my services in assisting you with your corporate vision for BTOP. Over the past 18 months, BTOP has remitted $25,000 of the $90,000 payable under the agreement.

As consideration for assuming the role of Interim Chief Executive Officer, EP will not seek compensation beyond that already agreed to between BTOP and EP. However, considering the outstanding balance, as consideration for the assumption of the additional duties, EP will agree to defer any collection of the $65,000 outstanding, provided BTOP reduces it to $60,000 and remits $5,000 for the month of January, 2018. In sum, I will act as Interim Chief Executive Officer and defer any collection of the majority principal outstanding amount in consideration of a payment of $10,000 with the execution of this amended Agreement.

You may cancel this Agreement any time you like, by letter, fax, electronic mail (or any other form of writing), should you ever become dissatisfied with EP's services.

We will bill you for expenses, if any, on a monthly basis, though any expenses over $50 will be approved by you prior to accumulation.

Since EP represents a number of diverse clients, which may include clients involved in activities affecting you, we have agreed that your representation by EP in the present and any future matters will not be grounds for asserting a conflict of interest in any work that EP may do for other clients that is unrelated to work EP does for you. Indeed, EP's representation of clients in related or similar fields is intended to benefit each of EP's clients, including, but not limited to, BTOP, and EP.

In the event that a dispute arises between EP and you relating to our fees or representation, you agree to submit such dispute to a single arbitrator under the then availing Commercial Rules of Arbitration of the American Arbitration Association. The venue for such arbitration shall be in the borough of Manhattan, New York City, New York. The laws of the State of New York, without reference to conflicts of laws, shall govern any arbitration. The arbitrator shall be authorized to award costs and attorney fees to the prevailing party.

Unless we receive different instructions from you, we will retain at least electronic copies of all your files for a period of five years after completion.

Finally, because an equity position is involved here, we are required to advise you to have this agreement reviewed by independent counsel prior to signing it.

If these terms and conditions are acceptable, please sign this letter in the space below and return it to me by electronic mail.

ESPOSITO PARTNERS, PLLC

by: ______________________
Frank M. Esposito, Esq.

AGREED:

RECALL STUDIOS, INC. (FL)
d/b/a Brick Top Productions

____
Alexander Bafer